SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 8/31/2008
FILE NUMBER: 811-09913
SERIES NO.:  6


72DD  1 Total income dividends for which record date passed during the period
        (000's omitted)
         Class A                                     10,277
      2   Dividends for a second class of open end company shares
         Class C                                      4,417
         Class R                                         16
         Institutional Class                          3,265

73A.  1  Dividends from net investment income
         Class A                                   $ 0.5272
      2  Dividends for a second class of open end company shares
         Class C                                   $ 0.4845
         Class R                                   $ 0.5071
         Institutional Class                       $ 0.5559

74U.  1  Number of shares outstanding (000's omitted)
         Class A                                     17,750
         Number of shares outstanding of a second class of open-end company shares (000's
      2  omitted)
         Class C                                      8,592
         Class R                                         41
         Institutional Class                          6,356

74V.  1   Net asset value per share (to nearest cent)
         Class A                                   $   7.99
      2 Net asset value per share of a second class of open-end company shares (to nearest cent)
         Class C                                   $   7.97
         Class R                                   $   8.00
         Institutional Class                       $  7.99